Exhibit (d)(37)
                              SUBADVISORY AGREEMENT


         AGREEMENT made as of the 2nd day of September, 2002, by and between Deutsche Investment Management Americas Inc. (hereinafter called the "Manager"), and Deutsche Asset Management Investment Services Limited (hereinafter called the "Subadviser").

                                   WITNESSETH:

         WHEREAS, Scudder Variable Series II (the "Trust") is a Massachusetts business trust organized with one or more portfolios of shares, and is registered as an investment company under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, the Trust and the Manager have entered into an Investment Management Agreement on behalf of Scudder Strategic Income Portfolio, a portfolio of the Trust (the "Strategic Income Portfolio"), dated April 5, 2002, pursuant to which the Manager acts as investment manager of the Strategic Income Portfolio;

         WHEREAS, the Manager desires to utilize the services of the Subadviser as investment counsel with respect to certain portfolio assets of the Trust; and

         WHEREAS, the Subadviser is willing to perform such services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, it is agreed as follows:

         1. The Subadviser's Services. The Subadviser will serve the Manager as investment counsel with respect to all or a portion of the investment portfolio of the Strategic Income Portfolio, as may be determined from time to time by the Manager.

         The Subadviser is hereby authorized and directed and hereby agrees, subject to the stated investment policies and restrictions of the Strategic Income Portfolio as set forth in the current Prospectus and Statement of Additional Information of the Trust and/or the Strategic Income Portfolio, including amendments (the "Registration Statement"), in accordance with the Declaration of Trust and By-laws of the Trust, as both may be amended from time to time, governing the offering of its shares, subject to such resolutions, policies and procedures as from time to time may be adopted by the Trustees of the Trust and furnished to the Subadviser, and to the extent requested by the Manager, to develop, recommend and implement such investment program and strategy for the Strategic Income Portfolio as may from time to time be most appropriate to the achievement of the investment objectives of the Strategic Income Portfolio as stated in the Registration Statement, to provide Strategic Income and analysis relative to the investment program and investments of the Strategic Income Portfolio, to determine what securities should be purchased and sold and to monitor on a continuing basis

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

the performance of the portfolio securities of the Strategic Income Portfolio. In addition, if requested by the Manager, the Subadviser will place orders for the purchase and sale of portfolio securities and, subject to the provisions of the following paragraph, will take reasonable steps to assure that portfolio transactions are effected at the best price and execution available. The Subadviser will advise the Strategic Income Portfolio' custodian and the Manager on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer. From time to time as the Trustees of the Trust or the Manager may reasonably request, the Subadviser will furnish to the Manager, Trust's officers and to each of its Trustees reports on portfolio transactions and reports on assets held in the Strategic Income Portfolio, all in such detail as the Trust or the Manager may reasonably request. The Subadviser will also inform the Manager, Trust's officers and Trustees on a current basis of changes in investment strategy or tactics or any other developments materially affecting the Strategic Income Portfolio. The Subadviser will make its officers and employees available to meet with the Manager, Trust's officers and Trustees at least quarterly on due notice and at such other times as may be mutually agreeable, to review the investments and investment performance of the Strategic Income Portfolio in the light of the Trust's investment objectives and policies and market conditions.

         In using its best efforts to obtain for the Strategic Income Portfolio the most favorable price and execution available, the Subadviser, bearing in mind the Strategic Income Portfolio' best interests at all times, shall consider all factors it deems relevant, including, by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Strategic Income Portfolio to pay an unaffiliated broker or dealer that provides brokerage and Strategic Income services to the Subadviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and Strategic Income services provided by such broker or dealer, viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to the clients of the Subadviser for whom the Subadviser exercises investment discretion.

         It shall be the duty of the Subadviser to furnish to the Trustees of the Trust such information as may reasonably be requested in order for such Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to Section 9 hereof.



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         In the performance of its duties hereunder, the Subadviser is and shall be an independent contractor and except as otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust, the Strategic Income Portfolio or the Manager in any way or otherwise be deemed to be an agent of the Trust, the Strategic Income Portfolio or the Manager.

         In furnishing the services under this Agreement, the Subadviser will comply with the requirements of the 1940 Act applicable to it, and the regulations promulgated thereunder, and all other applicable laws and regulations. The Subadviser will immediately notify the Manager and the Trust in the event that the Subadviser: (i) becomes subject to a statutory disqualification that prevents the Subadviser from serving as an investment adviser pursuant to this Agreement; or (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission or other regulatory authority. The Subadviser will immediately forward, upon receipt, to the Manager any correspondence from the Securities and Exchange Commission or other regulatory authority that relates to the Strategic Income Portfolio.

         2. Delivery of Documents to Subadviser. The Manager will furnish to the Subadviser copies of each of the following documents:

         (a) The Declaration of Trust of the Trust as in effect on the date hereof;

         (b)      The By-laws of the Trust in effect on the date hereof;

         (c) The resolutions of the Trustees approving the engagement of the Subadviser as subadviser to the Strategic Income Portfolio and approving the form of this agreement;

         (d) The resolutions of the Trustees selecting the Manager as investment manager to the Trust and approving the form of the Investment Management Agreement with the Trust, on behalf of the Strategic Income Portfolio;

         (e) The Investment Management Agreement with the Trust, on behalf of the Strategic Income Portfolio;

         (f) The Code of Ethics of the Trust and of the Manager as currently in effect;

         (g) Current copies of the Strategic Income Portfolio' Prospectus and Statement of Additional Information; and

         (h) Resolutions, policies and procedures adopted by the Trustees of the Trust in respect of the management or operation of the Strategic Income Portfolio.

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         The Manager will furnish the Subadviser from time to time with copies, properly certified or otherwise authenticated, of all amendments of or supplements to the foregoing, if any. Such amendments or supplements as to Items
(a) though (g) above will be provided within 30 days of the time such materials became available to the Manager and until so provided the Subadviser may continue to rely on those documents previously provided.

         During the term of this Agreement, the Manager also will furnish to the Subadviser prior to use thereof copies of all Trust documents, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Strategic Income Portfolio or the public that refer in any way to the Subadviser, and will not use such material if the Subadviser reasonably objects in writing within five business days (or such other time period as may be mutually agreed) after receipt thereof. However, the Manager and the Subadviser may agree amongst themselves that certain of the above-mentioned documents do not need to be furnished to the Subadviser prior to the document's use.

         In the event of termination of this Agreement, the Manager will continue to furnish to the Subadviser copies of any of the above-mentioned materials that refer in any way to the Subadviser. The Manager shall furnish or otherwise make available to the Subadviser such other information relating to the business affairs of the Trust as the Subadviser at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

         3. Delivery of Documents to the Manager. The Subadviser has furnished the Manager with copies of each of the following documents:

         (a)      The Subadviser's most recent balance sheet;

         (b) Separate lists of persons who the Subadviser wishes to have authorized to give written and/or oral instructions to Custodians and the fund accounting agent of Trust assets for the Strategic Income Portfolio;

         (c)      The Code of Ethics of the Subadviser as currently in effect;
                  and

         (d) Any compliance manuals, trading, commission and other reports, insurance policies, and such other management or operational documents as the Manager may reasonably request in writing (on behalf of itself or the Trustees of the Trust) in assessing the Subadviser.

         The Subadviser will maintain a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of the code of ethics, including any amendments thereto, and evidence of its adoption. Within 45 days of the end of each year while this Agreement is in effect (or more frequently if required by Rule 17j-1 or as the Trust may reasonably request), an officer of the Subadviser shall certify in writing to the Trust that the Subadviser has complied with


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the requirements of Rule 17j-1 during the previous year and that there has been no violation of its code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Subadviser shall also certify to the Trust with respect to such other matters as may be required by Rule 17j-1. Upon the written request of the Trust, the Subadviser shall permit Trust to examine the reports to be made by the Subadviser under Rule 17j-1(d) and the records the Subadviser maintains pursuant to Rule 17j-1(f).

         The Subadviser will furnish the Manager from time to time with copies, properly certified or otherwise authenticated, of all material amendments of or supplements to the foregoing, if any. Additionally, the Subadviser will provide to the Manager such other documents relating to its services under this Agreement as the Manager may reasonably request on a periodic basis. Such amendments or supplements as to items (a) through (c) above will be provided within 30 days of the time such materials became available to the Subadviser.

         The Subadviser will promptly notify the Manager of any proposed transaction or other event that could reasonably be expected to result in an "assignment" of this Agreement within the meaning of the 1940 Act. In addition, the Subadviser will promptly complete and return to the Manager any compliance questionnaires or other inquiries submitted to the Subadviser in writing.

         4. Other Agreements, etc. It is understood that any of the shareholders, Trustees, officers and employees of the Trust or the Strategic Income Portfolio may be a shareholder, director, officer or employee of, or be otherwise interested in, the Subadviser, any interested person of the Subadviser, any organization in which the Subadviser may have an interest or any organization which may have an interest in the Subadviser, and that any such interested person or any such organization may have an interest in the Trust or the Strategic Income Portfolio. It is also understood that the Subadviser, the Manager and the Trust may have advisory, management, service or other contracts with other individuals or entities, and may have other interests and businesses. When a security proposed to be purchased or sold for the Strategic Income Portfolio is also to be purchased or sold for other accounts managed by the Subadviser at the same time, the Subadviser shall make such purchases or sales on a pro-rata, rotating or other equitable basis so as to avoid any one account's being preferred over any other account.

         The Subadviser may give advice and take action with respect to other funds or clients, or for its own account which may differ from the advice or the timing or nature of action taken with respect to the Strategic Income Portfolio.

         Nothing in this Agreement shall be implied to prevent the (i) Manager from engaging other subadvisers to provide investment advice and other services in relation to any of the portfolios of the Trust, including the Strategic Income Portfolio, or to prevent the Manager from providing such services itself in relation to such portfolios; or (ii) the Subadviser from providing investment advice and other services to other funds or clients.



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

         5.       Fees, Expenses and Other Charges.

         (a) For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay the Subadviser, and the Subadviser will accept as full compensation therefor, fees, computed daily and payable monthly, on an annual basis equal to the percentage set forth on Exhibit A hereto of the average daily net assets of the Strategic Income Portfolio allocated to the Subadviser for management hereunder.

         (b) During the term of this Agreement, the Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of purchasing securities (including brokerage commissions, if any) for the Strategic Income Portfolio.

         6. Representations and Warranties. The Subadviser hereby represents and warrants as follows:

              (a) The Subadviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act");

              (b) The Subadviser has all requisite authority to enter into, execute, deliver and perform its obligations under this Agreement;

              (c) This Agreement is legal, valid and binding, and enforceable in accordance with its terms; and

              (d) The performance by the Subadviser of its obligations under this Agreement does not conflict with any law to which it is subject.

         7. Covenants. The Subadviser hereby covenants and agrees that, so long as this Agreement shall remain in effect:

              (a) The Subadviser shall remain either registered under, or exempt from, the registration provisions of the Advisers Act;

              (b) The performance by the Subadviser of its obligations under this Agreement shall not conflict with any law to which it is then subject;

              (c) The Subadviser will carry out appropriate compliance procedures necessary to the operation of the Strategic Income Portfolio as the Subadviser and the Manager may agree; and

              (d) The Subadviser will manage the Strategic Income Portfolio in conformity with all applicable rules and regulations of the Securities and Exchange Commission in all material respects and so that the Strategic Income Portfolio will qualify as a regulated investment company under Subchapter M of the Internal Revenue Code.



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

         8. Reports by the Subadviser and Records of the Strategic Income Portfolio. The Subadviser shall furnish the Manager monthly, quarterly and annual reports concerning transactions and performance of the Strategic Income Portfolio, including information required to be disclosed in the Trust's Registration Statement, in such form as may be mutually agreed, to review the Strategic Income Portfolio and discuss the management of it. The Subadviser shall permit the financial statements, books and records with respect to the Strategic Income Portfolio to be inspected and audited by the Trust, the Manager or their agents at all reasonable times during normal business hours. The Subadviser shall immediately notify and forward to both the Manager and legal counsel for the Strategic Income Portfolio any legal process served upon it on behalf of the Manager or the Trust. The Subadviser shall promptly notify the Manager of any changes in any information concerning the Subadviser of which the Subadviser becomes aware that would be required to be disclosed in the Trust's registration statement.

         In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Subadviser agrees that all records it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust or the Manager any such records upon the Trust's or the Manager's request. The Subadviser further agrees to maintain for the Trust the records the Trust is required to maintain under Rule 31a-1(b) insofar as such records relate to the investment affairs of the Trust. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Trust.

         9. Continuance and Termination. This Agreement shall remain in full force and effect through September 30, 2003, and is renewable annually thereafter by specific approval of the Board of Trustees of the Trust or by the affirmative vote of a majority of the outstanding voting securities of the Strategic Income Portfolio. Any such renewal shall be approved by the vote of a majority of the Trustees of the Trust who are not interested persons under the 1940 Act, cast in person at a meeting called for the purpose of voting on such renewal. This Agreement may be terminated without penalty at any time by the Trustees, by vote of a majority of the outstanding voting securities of the Strategic Income Portfolio, or by the Manager or by the Subadviser upon 60 days written notice, and will automatically terminate in the event of its assignment by either party to this Agreement, as defined in the 1940 Act, or upon termination of the Manager's Investment Management Agreement with the Trust. In addition, the Manager or the Trust may terminate this Agreement upon immediate notice if the Subadviser becomes statutorily disqualified from performing its duties under this Agreement or otherwise is legally prohibited from operating as an investment adviser.

         10. Voting Rights. The Manager shall be responsible for exercising any voting rights of any securities of the Strategic Income Portfolio.

         11. Indemnification. The Subadviser agrees to indemnify and hold harmless the Manager, any affiliated person within the meaning of


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Section 2(a)(3) of the 1940 Act ("affiliated person") of the Manager and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933 (the "1933 Act"), controls ("controlling person") the Manager, against any and all losses, claims damages, liabilities or litigation (including reasonable legal and other expenses), to which the Manager or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of Subadviser's responsibilities as portfolio manager of the Strategic Income Portfolio (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the Subadviser, any of the Subadviser's employees or representatives or any affiliate of or any person acting on behalf of the Subadviser, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in a prospectus or statement of additional information covering the Strategic Income Portfolio or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made in reliance upon written information furnished by the Subadviser to the Manager, the Trust or any affiliated person of the Manager or the Trust expressly for use in the Trust's registration statement, or upon verbal information confirmed by the Subadviser in writing expressly for use in the Trust's registration statement or (3) to the extent of, and as a result of, the failure of the Subadviser to execute, or cause to be executed, portfolio transactions according to the standards and requirements of the 1940 Act; provided, however, that in no case is the Subadviser's indemnity in favor of the Manager or any affiliated person or controlling person of the Manager, or any other provision of this Agreement, deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

         The Manager agrees to indemnify and hold harmless the Subadviser, any affiliated person within the meaning of Section 2(a)(3) of the 1940 Act ("affiliated person") of the Subadviser and each person, if any, who, within the meaning of Section 15 of the 1933 Act, controls ("controlling person") the Subadviser, against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Subadviser or such affiliated person or controlling person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, under any other statute, at common law or otherwise, arising out of the Manager's responsibilities as investment manager of the Strategic Income Portfolio (1) to the extent of and as a result of the willful misconduct, bad faith, or gross negligence by the Manager, any of the Manager's employees or representatives or any affiliate of or any person acting on behalf of the Manager, or (2) as a result of any untrue statement or alleged untrue statement of a material fact contained in a prospectus or statement of additional information covering the Strategic Income Portfolio or the Trust or any amendment thereof or any supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, if such a statement or omission was made by the Trust other than in reliance upon written information furnished by the Subadviser, or any affiliated person of the Subadviser, expressly for use in the Trust's registration statement or other than upon verbal


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information confirmed by the Subadviser in writing expressly for use in the
Trust's registration statement; provided, however, that in no case is the Manager's indemnity in favor of the Subadviser or any affiliated person or controlling person of the Subadviser, or any other provision of this Agreement, deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misconduct, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

         12. Certain Definitions. For the purposes of this Agreement, the "vote of a majority of the outstanding voting securities of the Strategic Income Portfolio" means the affirmative vote, at a duly called and held meeting of shareholders of the Strategic Income Portfolio, (a) of the holders of 67% or more of the shares of the Strategic Income Portfolio present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Strategic Income Portfolio entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Strategic Income Portfolio entitled to vote at such meeting, whichever is less.

         For the purposes of this Agreement, the terms "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

         For the purposes of this Agreement, the terms "assets", "net assets", "securities", "portfolio securities" or "investments" of the Strategic Income Portfolio shall mean, respectively, such assets, net assets, securities, portfolio securities or investments which are from time to time under the management of the Subadviser pursuant to this Agreement.

         13. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered or sent by pre-paid first class letter post to the following addresses or to such other address as the relevant addressee shall hereafter notify for such purpose to the others by notice in writing and shall be deemed to have been given at the time of delivery.

         If to the Manager:         DEUTSCHE INVESTMENT MANAGEMENT
                                    AMERICAS INC.
                                    345 Park Avenue
                                    New York, NY 10154

         If to the Trust:           SCUDDER VARIABLE SERIES II
                                    222 South Riverside Plaza
                                    Chicago, IL  60606
                                    Attention:  Secretary


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         If to the Subadviser:      DEUTSCHE ASSET MANAGEMENT INVESTMENT
                                    SERVICES LIMITED
                                    One Appold Street
                                    London, England EC2A 2UU
                                    Attention:  Richard Wilson

         14. Instructions. The Subadviser is authorized to honor and act on any notice, instruction or confirmation given by the Trust or Manager in writing signed or sent by one of the persons whose names, addresses and specimen signatures will be provided by the Trust or Manager from time to time.

         15. Law. This Agreement is governed by and shall be construed in accordance with the laws of The Commonwealth of Massachusetts in a manner not in conflict with the provisions of the 1940 Act.

         16. Limitation of Liability of the Trust, Trustees, and Shareholders. It is understood and expressly stipulated that none of the trustees, officers, agents, or shareholders of the Trust shall be personally liable hereunder. It is understood and acknowledged that all persons dealing with the Strategic Income Portfolio must look solely to the property of such Strategic Income Portfolio for the enforcement of any claims against such Strategic Income Portfolio as neither the trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Strategic Income Portfolio. No portfolios of the Trust shall be liable for the obligations of any other portfolios.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute a single instrument.


         IN WITNESS WHEREOF, the parties hereto have each caused this instrument to be signed in duplicate on its behalf by the officer designated below thereunto duly authorized.


                                      Deutsche Investment Management Americas
                                      Inc.


Attest:  /s/Caroline Pearson          By: /s/William F. Glavin, Jr.
         -------------------------        -------------------------------------
                                      Name:     William F. Glavin, Jr.
                                      Title:    Managing Director






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                                      Deutsche Asset Management Investment
                                      Services Limited


Attest:                               By: /s/Richard W. Wilson/Paul Burke
         -------------------------        -------------------------------------
                                      Name:   Richard Wilson  Paul Burke
                                      Title:  Director        Managing Director


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                                    EXHIBIT A

                                       TO

                              SUBADVISORY AGREEMENT
                            DATED 2nd September, 2002

                                     BETWEEN

                DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC. AND
              DEUTSCHE ASSET MANAGEMENT INVESTMENT SERVICES LIMITED



Series                                                       Subadvisory Fee
------                                                       ---------------
On the first $250 million                                    0.500%
On the next $250 million                                     0.490%
On the next $500 million                                     0.470%
On amounts over $1 billion                                   0.430%

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